Exhibit 10.15

Sunoco Partners LLC

Executive Compensation Summary Sheet

for 2007

The table below presents 2007 summary information for named executive officers of Sunoco Partners LLC, with regard to base salary.

2007 EXECUTIVE COMPENSATION1

Name and Title	2007 Base Salary ($)
Deborah M. Fretz	480,000
President and Chief Executive Officer

Christopher W. Keene	254,200
Vice President, Business Development

Bruce D. Davis, Jr.	241,900
Vice President, General Counsel & Secretary

David A. Justin	227,700
Vice President, Eastern Operations

NOTES TO TABLE:

1.	The base salaries shown in the foregoing table were approved at the January 26, 2007 meeting of the Compensation Committee of the Board of Directors of Sunoco Partners LLC.